UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G\A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

IMPAC MEDICAL SYSTEMS, INC.

(Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE

(Title of Class of Securities)

45255A104

(CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) IGSB – Karan I, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 806,563

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 806,563

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 806,563 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) IGSB - Keenan I, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 244,445

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 244,445

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 244,445 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alfred K. Herbert

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,000

	6.	Shared Voting Power 3,400

	7.	Sole Dispositive Power 1,000

	8.	Shared Dispositive Power 3,400

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,400 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Brynn E. Rauth

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,000

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 1,000

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Duca Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 154,463

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 154,463

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 154,463 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Suzanne S. Duca

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 164,463

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 164,463

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 164,463 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.7%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jeanne A. Lipkovits

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 3,595

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 3,595

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,595 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jason F. Hughes

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 600

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 600

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 600 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Karen Herbert

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 450

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 450

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 450 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Hilda L. Law

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 400

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 400

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 400 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Lorraine Duca

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 3,595

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 3,595

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,595 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Lindsey Duca

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 17,701

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 17,701

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,701 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Linda J. Herbert

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 250

	6.	Shared Voting Power 3,400

	7.	Sole Dispositive Power 250

	8.	Shared Dispositive Power 3,400

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,650 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Maurice J. Duca

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 74,897

	6.	Shared Voting Power 164,463

	7.	Sole Dispositive Power 74,897

	8.	Shared Dispositive Power 164,463

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 239,360 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Steven L. Karan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 15,749

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 15,749

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,749 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Timothy K. Bliss

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 15,000

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 15,000

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,000 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) William R. Rauth III

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 64,099

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 64,099

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 64,099 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) William Rauth IV

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,000

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 1,000

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Carol A. Streed

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 250

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 250

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 250 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Luise M. Phelps

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,055,008

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 1,055,008

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,055,008 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) IGSB, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,051,008

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 1,051,008

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,051,008 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.6%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) IGSB IEP I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,051,008

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 1,051,008

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,051,008 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 45255A104

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kelly Fox Flint

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 100

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 100

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 100 shares of Common Stock, par value $0.001

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
(a)	Name of Issuer Impac Medical Systems, Inc.
(b)	Address of Issuer’s Principal Executive Offices 100 West Evelyn Avenue Mountain View, CA 94041

Item 2.
(a)

Name of Person Filing
This Schedule 13G is being filed jointly by the following persons:

IGSB – Karan I, LLC

IGSB – Keenan I, LLC

Alfred K. Herbert

Brynn E. Rauth

Duca Partnership

Suzanne S. Duca

Jeanne A. Lipkovits

Jason F. Hughes

Karen Herbert

Hilda L. Law

Lorraine Duca

Lindsey Duca

Linda J. Herbert

Maurice J. Duca

Steven L. Karan

Timothy K. Bliss

William R. Rauth III

William Rauth IV

Carol A. Streed

Luise M. Phelps

IGSB, LLC

IGSB IEP I, L.P.

Kelly Fox Flint

(b)

Address of Principal Business Office or, if none, Residence
The principal business address of each of the persons filing is:

Cimarron Management Company, Inc.

1485 East Valley Road, Suite H

Santa Barbara, California  93108

(c)	Citizenship See Item 4 of cover pages
(d)	Title of Class of Securities Common Stock, $0.001 par value
(e)	CUSIP Number 45255A104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Item 9 of Cover Pages
	(b)	Percent of class: See Item 11 of Cover Pages(1)
	(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote See Item 5 of Cover Pages
	(ii)	Shared power to vote or to direct the vote See Item 6 of Cover Pages
	(iii)	Sole power to dispose or to direct the disposition of See Item 7 of Cover Pages
	(iv)	Shared power to dispose or to direct the disposition of See Item 8 of Cover Pages
See Exhibit A to this Schedule

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not applicable

(1) Percentages based upon 9,949,964 shares of Common Stock outstanding at January 31, 2005, as reported by the Issuer in its Form DEF 14A filed February 7, 2005.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
See Joint Filing Agreement attached as Exhibit B to this Schedule.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2005	IGSB-Karan I, LLC
By IGSB IEP I, L.P., Member
By: IGSB, LLC, its General Partner

	By:	/s/ Luise M. Phelps
Luise M. Phelps, President

IGSB-Keenan I, LLC
February 11, 2005	By: IGSB IEP I, L.P., Member
By: IGSB, LLC, its General Partner

	By:	/s/ Luise M. Phelps
Luise M. Phelps, President

February 11, 2005	/s/ Alfred K. Herbert
Alfred K. Herbert

Brynn E. Rauth
February 11, 2005	By: William R. Rauth III, attorney-in-fact

/s/ William R. Rauth III
William R. Rauth III

Duca Partnership
February 11, 2005	By The Maurice J. Duca Family Trust Dated 3/25/81, its General Partner

	By:	/s/ Maurice J. Duca
Maurice J. Duca, Trustee

Suzanne S. Duca
February 11, 2005	By: Maurice J. Duca, attorney-in-fact

/s/ Maurice J. Duca
Maurice J. Duca

Jeanne A. Lipkovits
February 11, 2005	By: Maurice J. Duca, attorney-in-fact

/s/ Maurice J. Duca
Maurice J. Duca

February 11, 2005	/s/ Jason F. Hughes
Jason F. Hughes

Karen Herbert
February 11, 2005	By: Linda J. Herbert, attorney-in-fact

/s/ Linda J. Herbert
Linda J. Herbert

Hilda L. Law
February 11, 2005	By: Linda J. Herbert, attorney-in-fact

/s/ Linda J. Herbert
Linda J. Herbert

Lorraine Duca
February 11, 2005	By: Maurice J. Duca, attorney-in-fact

/s/ Maurice J. Duca
Maurice J. Duca

Lindsey Duca
February 11, 2005	By: Maurice J. Duca, attorney-in-fact

/s/ Maurice J. Duca
Maurice J. Duca

February 11, 2005	/s/ Linda J. Herbert
Linda J. Herbert

February 11, 2005	/s/ Maurice J. Duca
Maurice J. Duca

February 11, 2005	/s/ Steven L. Karan
Steven L. Karan

February 11, 2005	/s/ Timothy K. Bliss
Timothy K. Bliss

February 11, 2005	/s/ William R. Rauth III
William R. Rauth III

William Rauth IV
February 11, 2005	By: William R. Rauth III, attorney-in-fact

/s/ William R. Rauth III
William R. Rauth III

February 11, 2005	/s/ Carol A. Streed
Carol A. Streed

February 11, 2005	/s/ Luise M. Phelps
Luise M. Phelps

IGSB, LLC

February 11, 2005	By:	/s/ Luise M. Phelps
Luise M. Phelps, President

IGSB IEP I, L.P.
February 11, 2005	By: IGSB, LLC, its General Partner

	By:	/s/ Luise M. Phelps
Luise M. Phelps, President

February 11, 2005	/s/ Kelly Fox Flint
Kelly Fox Flint

Exhibit A to Schedule 13G

3,400 shares of common stock of the issuer reported by Alfred K. Herbert and Linda J. Herbert are held by The Herbert Family Trust and reported by Alfred K. Herbert and Linda J. Herbert in their capacities as co-trustees.  Alfred K. Herbert and Linda J. Herbert share voting and disposition powers with respect to such shares.

154,463 shares of common stock of the issuer reported by Suzanne S. Duca and Maurice J. Duca are held by the Duca Partnership and reported by Suzanne S. Duca and Maurice J. Duca in their capacities as trustees of The Maurice J. Duca Family Trust and The Suzanne S. Duca Separate Property Trust, respectively, the general partners of the Duca Partnership.  Suzanne S. Duca and Maurice J. Duca share voting and disposition powers with respect to such securities.

2,095 shares of common stock of the issuer reported by Maurice J. Duca are held by the Marie Duca Educational Trust and reported by Maurice J. Duca in his capacity as trustee.

17,701 shares of common stock of the issuer reported by Lindsey Duca are held by The Lindsey Duca Trust and reported by Lindsey Duca in her capacity as trustee.

72,802 shares of common stock of the issuer reported by Maurice J. Duca are held by the Investment Group of Santa Barbara Money Purchase Pension Plan FBO Maurice J. Duca and reported by Maurice J. Duca in his capacity as trustee.

20,699, 9,000 and 29,400 shares of common stock of the issuer reported by William R. Rauth III are held by The Lindsey Duca Trust #2, The Michael Duca Trust #1 and The Michael Duca Trust #2, respectively, and reported by William R. Rauth III in his capacity as trustee.

5,000 shares of common stock of the issuer reported by William R. Rauth III are held by City National Bank as Trustee for the Stradling Yocca Carlson & Rauth Profit Sharing Plan FBO William R. Rauth III.  William R. Rauth III has sole investment control over such shares without consultation with the trustee.

806,563 and 244,445 shares of common stock of the issuer are held by IGSB-Karan I, LLC and IGSB-Keenan I, LLC, respectively, and are reported by IGSB IEP I, L.P. in its capacity as a controlling member of IGSB-Karan I, LLC and IGSB-Keenan I, LLC.  Such 1,051,008 shares of common stock of the issuer are also reported by IGSB, LLC, in its capacity as the General Partner of IGSB IEP I, L.P. and by Luise M. Phelps in her capacity as President of IGSB, LLC.

10,000 shares of common stock of the issuer reported by Suzanne S. Duca and Maurice J. Duca are held by the LaCentra-Sumerlin Charitable Remainder Unitrust and reported by Suzanne S. Duca and Maurice J. Duca in their capacities as co-trustees.  Suzanne S. Duca and Maurice J. Duca share voting and disposition powers with respect to such securities.

The number of shares of common stock of the issuer owned by each person filing this Schedule is reported as of February 11, 2005.

Each of the persons who may be deemed the beneficial owner of securities as described above disclaims beneficial ownership of such securities pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, except to the extent of each such person’s actual economic interest therein.

Pursuant to an agreement between each of the persons filing this Schedule and Cimarron Management Company, Inc. (“Cimarron”), Cimarron administers transactions in the shares of the issuer for the benefit of each filing person, but does not possess the power to vote or dispose of any of the shares held by such filing persons.

Exhibit B to Schedule 13G

Joint Filing Agreement

Joint Filing Agreement

The undersigned hereby agree that this Schedule 13G (the “Schedule 13G”), with respect to the shares of Common Stock issued by Impac Medical Systems, Inc. is, and any amendments thereto shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  Each of the undersigned further agrees that IGSB – Karan I, LLC may file the Schedule 13G, and any and all amendments thereto, on its behalf.  This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 12th  day of February, 2004.

IGSB-Karan I, LLC
By IGSB IEP I, L.P., Member
By: IGSB, LLC, its General Partner

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

IGSB-Keenan I, LLC
By IGSB IEP I, L.P., Member
By: IGSB, LLC, its General Partner

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

/s/ Alfred K. Herbert
Alfred K. Herbert

Brynn E. Rauth
By: William R. Rauth III, attorney-in-fact

/s/ William R. Rauth III
William R. Rauth III

IGSB/Cimarron Bonus Fund, LLC
By: IGSB, LLC, its Manager

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

Duca Partnership
By The Maurice J. Duca Family Trust Dated 3/25/81, its General Partner

By:	/s/ Maurice J. Duca
Maurice J. Duca, Trustee

Suzanne S. Duca
By: Maurice J. Duca, attorney-in-fact

/s/ Maurice J. Duca
Maurice J. Duca

Jeanne A. Lipkovits
By: Maurice J. Duca, attorney-in-fact

/s/ Maurice J. Duca
Maurice J. Duca

/s/ Jason F. Hughes
Jason F. Hughes

Karen Herbert
By: Linda J. Herbert, attorney-in-fact

/s/ Linda J. Herbert
Linda J. Herbert

Hilda L. Law
By: Linda J. Herbert, attorney-in-fact

/s/ Linda J. Herbert
Linda J. Herbert

Lorraine Duca
By: Maurice J. Duca, attorney-in-fact

/s/ Maurice J. Duca
Maurice J. Duca

Lindsey Duca
By: Maurice J. Duca, attorney-in-fact

/s/ Maurice J. Duca
Maurice J. Duca

/s/ Linda J. Herbert
Linda J. Herbert

/s/ Maurice J. Duca
Maurice J. Duca

/s/ Steven L. Karan
Steven L. Karan

/s/ Timothy K. Bliss
Timothy K. Bliss

/s/ William R. Rauth III
William R. Rauth III

William Rauth IV
By: William R. Rauth III, attorney-in-fact

/s/ William R. Rauth III
William R. Rauth III

/s/ Carol A. Streed
Carol A. Streed

/s/ Luise M. Phelps
Luise M. Phelps

IGSB, LLC

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

IGSB IEP I, L.P.
By: IGSB, LLC, its General Partner

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

/s/ Kelly Fox Flint
Kelly Fox Flint

/s/ Lisa McDuffee
Lisa McDuffee